Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of McMoRan Exploration Co. for the registration of 2,835,158 shares of common stock and to the incorporation by reference therein of our reports dated February 28, 2011, with respect to the consolidated financial statements of McMoRan Exploration Co. and the effectiveness of internal control over financial reporting of McMoRan Exploration Co. included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

New Orleans, Louisiana
September 21, 2011